Exhibit 4.2

AMENDED & RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED & RESTATED SHAREHOLDERS’ AGREEMENT is made as of March 19, 2013 among the U.S. Company, the Canadian Company and the parties listed in Schedule A hereto.

WHEREAS:

A.	The U.S. Company, the Canadian Company and the shareholders of the U.S. Company and the Canadian Company listed in Schedule A entered into a shareholders’ agreement dated for reference June 8, 2007, which agreement (the “Original Shareholders’ Agreement”) was amended and restated as of March 31, 2010 and June 14, 2010, and amended as of February 24, 2012, relating to the establishment of certain rights and obligations in respect of the conduct of the affairs of the U.S. Company and the Canadian Company, the holding and sale of their respective securities, and certain other matters; and

B.	The parties wish to amend and restate the Original Shareholders’ Agreement to add Augment (as defined below) as a party and as provided herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

ARTICLE 1 — INTERPRETATION

1.1	Interpretation — In this Agreement, unless otherwise provided:

(a)	“Acquisition” means any bona fide acquisition of any shares or business assets by either Company, whether by purchase, exchange, amalgamation or otherwise, from an arms-length third party for fair market value;

(b)	“Advantage” means B.C. Advantage Funds (VCC) Ltd.;

(c)	“Affiliate” means, with respect to any entity, any Person directly or indirectly Controlled by, Controlling or under common Control with such entity;

(d)	“Agreement” means this shareholders’ agreement, together with any amendments to or restatements or replacements of this shareholders’ agreement;

(e)	“Associate” has the same meaning as has been designated to that term in the Company Act;

(f)	“Augment” means Augment Investments Ltd.;

(g)	“BBI” means, collectively, Baker Bros. Investments II, L.P., 667 L.P. (formerly Baker Biotech Fund I, L.P.), 14159, L.P., and Baker Brothers Life Sciences, L.P.;

(h)	“Board” means the board of directors of the U.S. Company or the Canadian Company, as the case may be, and “Boards” shall mean the boards of directors of both Companies;

(i)	“Board approval”, “approval of the Board”, “determined by the Board”, “as the Board determines” or any such similar terminology denoting approval of the Board means approval of the Board of the U.S. Company and Canadian Company, respectively, determined by majority vote of those Directors present at a duly called and convened meeting of such Board at which the matter is considered or by a written resolution signed by all Directors which may be signed in one or more counterparts which together shall be treated as one and the same document;

(j)	“Business” means the business carried on at any time or proposed to be carried on in the near term by the Companies including, without limitation, the business of investigating, discovering, developing, evaluating, or commercializing pharmaceutical compositions that may be useful modifiers of SHIP/SHIP2 enzyme activity, or any other enzyme or technology for which the Companies have, at the date hereof, initiated a plan or program of investigation, discovery, development, evaluation or commercialization;

(k)	“Business Day” means any day except a Saturday or Sunday, on which the Royal Bank of Canada in Vancouver, British Columbia and the Bank of America in Seattle, Washington are both open for commercial banking business during normal banking hours;

(l)	“Canadian Company” means Aquinox Pharmaceuticals Inc. and includes any successor resulting from any amalgamation, merger, arrangement or other reorganization of or including the Canadian Company or any continuance under the laws of another jurisdiction;

(m)	“Canadian Exchangeable Shares” means the Common Exchangeable Shares, the Class A Exchangeable Shares, the Class B Exchangeable Shares and the Class C Exchangeable Shares of the Canadian Company;

(n)	“Canadian Special Voting Shares” means the special voting shares in the capital of the Canadian Company;

(o)	“Change of Control” means any “Change of Control” pursuant to the terms of the U.S. Certificate;

(p)	“Class A Exchangeable Shares” means the Class A exchangeable preferred shares in the capital of the Canadian Company;

(q)	“Class B Exchangeable Shares” means the Class B exchangeable preferred shares in the capital of the Canadian Company;

(r)	“Class C Exchangeable Shares” means the Class C exchangeable preferred shares in the capital of the Canadian Company;

(s)	“Common Director” has the meaning set out in Section 3.1(a)(i) of this Agreement;

(t)	“Common Shares” means the shares of common stock in the capital of the U.S. Company;

(u)	“Common Special Voting Stock” means the shares of common special voting stock in the capital of the U.S. Company;

(v)	“Companies” means, collectively, the U.S. Company and the Canadian Company and “Company” shall mean either of them;

(w)	“Company Act” means the Canada Business Corporations Act, as it may be amended from time to time, or any corporations act under which the Canadian Company may be continued from time to time, and every statute that may be substituted therefor, and in the case of any such amendment or substitution, any reference in this Agreement to the Company Act shall be read as referring to the amended or substituted provisions therefor;

(x)	“Constating Documents” means the articles or certificate of incorporation, continuance or amalgamation pursuant to which a corporation was incorporated, continued or amalgamated, as the case may be, together with any amendments thereto or replacements thereof, and the by-laws (if any) of such corporation;

(y)	“Control” or “Controls” means, in relation to a corporation or other legal entity:

(i)	the right to cast a majority of the votes which may be cast at a general meeting of holders of equity shares of that corporation or other legal entity, including votes which are exercisable only upon the occurrence of a contingency where such contingency has occurred and is continuing; or

(ii)	the right to elect or appoint, directly or indirectly, a majority of the directors of that corporation or other legal entity or other persons who have the right to manage or supervise the affairs and business of the corporation or other legal entity;

(z)	“Delaware Act” means the Delaware General Corporation Law, as it may be amended from time to time, or any act under which the U.S. Company may be continued from time to time, and every statute that may be substituted therefor, and in the case of any such amendment or substitution, any reference in this Agreement to the Delaware Act shall be read as referring to the amended or substituted provisions thereof;

(aa)	“Directors” means the persons who are, from time to time, elected or appointed directors of the Companies and a “Director” means any one of them;

(bb)	“Environmental Laws” means any applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws, regulations and orders, directives and decisions, approvals of all governmental authorities or administrative or regulatory agency related to environmental, health, occupational safety and product liability matters, in effect from time to time;

(cc)	“Equity Securities” means:

(i)	U.S. Shares or any other security of the U.S. Company that carries the residual right to participate in the earnings of the U.S. Company and, on liquidation, dissolution or winding-up, in the assets of the U.S. Company, whether or not the security carries voting rights;

(ii)	any warrants, options or rights entitling the holders thereof to purchase or acquire any such securities; and

(iii)	any securities issued by the Canadian Company which are convertible or exchangeable, directly or indirectly, into such securities (including securities exchangeable pursuant to the Exchange Rights);

(dd)	“Exchange Agreement” means the Amended & Restated Exchange Agreement, dated as of March 19, 2013, by and among the U.S. Company, the Canadian Company and all shareholders of each of the Companies;

(ee)	“Exchange Rights” means the rights of a holder of Canadian Exchangeable Shares to receive, in exchange for such Canadian Exchangeable Shares. consideration consisting, in whole or in part, of shares in the capital stock of the U.S. Company pursuant to the Constating Documents of the Companies or the Exchange Agreement and the corresponding right of the Canadian Company to acquire such shares in exchange for such consideration;

(ff)	“Exchangeable Preferred Shares” means, collectively, the Class A Exchangeable Shares, the Class B Exchangeable Shares and the Class C Exchangeable Shares of the Canadian Company;

(gg)	“FCPA” has the meaning set out in Section 3.16 of this Agreement;

(hh)	“Founders” means Raymond J. Andersen, Gerald Krystal, Gerald Krystal and Jacqueline Lea Krystal as trustees of the Krystal Family Trust, David Main, David J. Main and Karen M. Main as trustees of the Main Family Trust, Alice Low Fung Mui, Christopher John Ong and Christopher John Ong as trustee of the CJ Ong Family Trust;

(ii)	“Fully Converted Basis” at any time means that all Shares then outstanding which are convertible or exchangeable (directly or indirectly) (including pursuant to the Exchange Rights) into Common Shares at that time shall be deemed to have been fully converted and exchanged into Common Shares, in accordance with the rights, privileges, restrictions and conditions attached thereto, and Common Shares issuable as a result thereof shall be deeme d to have been issued and to form part of the holdings of the Person(s) entitled to receive such Common Shares and assuming the redemption of all Special Voting Stock in accordance with the rights, privileges, restrictions and conditions attached thereto. For clarity, such basis does not include options or warrants that are exercisable or exchangeable (directly or indirectly) (including pursuant to the Exchange Rights) into Common Shares;

(jj)	“Fully Diluted Basis” at any time means that all options, warrants or other rights of any kind to acquire Common Shares and all securities convertible or exchangeable (directly or indirectly) (including pursuant to the Exchange Rights) into Common Shares outstanding at that time shall be deemed to have been fully exercised, converted or exchanged, as the case may be, and the Common Shares issuable as a result thereof shall be deemed to have been fully issued and to form part of the holdings of the Person(s) entitled to receive such Common Shares and assuming the redemption of all Special Voting Stock in accordance with the rights, privileges, restrictions and conditions attached thereto;

(kk)	“Incentive Compensation Plans/ESOPs” means the Incentive Compensation Plans/ESOPs described in, and established or modified in accordance with, Section 3.14 of this Agreement;

(ll)	“Independent Director” has the meaning set out in Section 3.1(a)(v) of this Agreement;

(mm)	“Investor Approval” means the written approval of the Investors holding not less than 60% of the votes attaching to the Series Preferred Stock and Series Special Voting Stock;

(nn)	“Investor Nominee Directors” has the meaning given to such term in Section 3.1(a) of this Agreement;

(oo)	“Investors” means the Series A Investors, Series B Investors and Series C Investors who become Shareholders (and/or their respective Affiliates, Associates, successors and permitted assigns) and “Investor” means any one of them, provided that if any of the above-mentioned parties ceases to be a party to this Agreement without such successor or permitted assignee, then “Investors” means the remaining parties or party alone and “Investor” means any one of them;

(pp)	“JJDC” means Johnson & Johnson Development Corporation;

(qq)	“JJDC Director” has the meaning set out in Section 3.1(a)(iii) of this Agreement;

(rr)	“Material Adverse Effect” means, with reference to a Company, when taken as a whole, a material adverse effect on the condition (financial or otherwise), operations, business, assets, property or prospects of the Company, or on its ability to consummate the transactions contemplated by the Series C Subscription Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) any change in generally accepted accounting principles applicable to a Company or (ii) any change in general economic, regulatory or political conditions, the capital markets or the industry in which the Companies are engaged in business, but only to the extent that such changes referenced in clauses (i) and (ii) do not have a disproportionate effect on such Company as compared to other industry participants;

(ss)	“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted;

(tt)	“Purchase” includes any purchase, acquisition or other arrangement by which a Person obtains beneficial ownership of a security from another Person, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “purchased”, “purchasing” and similar words have corresponding meanings;

(uu)	“PVI” means Pfizer Inc.;

(vv)	“PVI Director” has the meaning given to such term in Section 3.1(a)(iv) of this Agreement;

(ww)	“Qualified IPO” has the meaning given to such term in the U.S. Certificate;

(xx)	“Registration Rights Agreement” has the meaning given to such term in Section 8.1 of this Agreement;

(yy)	“SBVCA” means the Small Business Venture Capital Act (British Columbia) and the regulations thereto as amended from time to time, and every statute that may be substituted therefor, and in the case of any such amendment or substitution, any reference in this Agreement to the SBVCA shall be read as referring to the amended or substituted provisions therefor;

(zz)	“Series A Investors” means the parties listed in Schedule A hereto who hold Class A Exchangeable Shares of the Canadian Company or Series A Preferred Stock of the U.S. Company (and/or their respective Affiliates, Associates, successors and permitted assigns) and “Series A Investor” means any one of them, provided that if any of the above-mentioned parties ceases to be a party to this Agreement without such successor or permitted assignee, then “Series A Investors” means the remaining parties or party alone and “Series A Investor” means any one of them;

(aaa)	“Series A Preferred Stock” means the shares of Series A-1 preferred stock and Series A-2 preferred stock in the capital of the U.S. Company;

(bbb)	“Series A Special Voting Stock” means the shares of Series A-1 special voting stock and the Series A-2 special voting stock in the capital of the U.S. Company;

(ccc)	“Series A Subscription Agreement” means that certain stock subscription agreement dated June 8, 2007 between the Canadian Company, the U.S. Company and certain purchasers of shares of Series A Preferred Stock of the U.S. Company and certain purchasers of Class A Exchangeable Shares in the capital of the Canadian Company;

(ddd)	“Series B Investors” means the parties listed in Schedule A hereto who hold Class B Exchangeable Shares of the Canadian Company or Series B Preferred Stock of the U.S. Company (and/or their respective Affiliates, Associates, successors and permitted assigns) and “Series B Investor” means any one of them, provided that if any of the above-mentioned parties ceases to be a party to this Agreement without such successor or permitted assignee, then “Series B Investors” means the remaining parties or party alone and “Series B Investor” means any one of them;

(eee)	“Series B Preferred Stock” means the shares of Series B-1 preferred stock and Series B-2 preferred stock in the capital of the U.S. Company;

(fff)	“Series B Special Voting Stock” means the shares of Series B-1 special voting stock and the Series B-2 special voting stock in the capital of the U.S. Company;

(ggg)	“Series B Subscription Agreement” means that certain stock subscription agreement dated as of March 31, 2010 between the Canadian Company, the U.S. Company and certain purchasers of shares of Series B Preferred Stock of the U.S. Company and certain purchasers of Class B Exchangeable Shares of the Canadian Company (as supplemented by that certain subscription agreement supplement dated June 14, 2010);

(hhh)	“Series C Investors” means the parties listed in Schedule A hereto who hold Class C Exchangeable Shares of the Canadian Company or Series C Preferred Stock of the U.S. Company (and/or their respective Affiliates, Associates, successors and permitted assigns) and “Series C Investor” means any one of them, provided that if any of the above-mentioned parties ceases to be a party to this Agreement without such successor or permitted assignee, then “Series C Investors” means the remaining parties or party alone and “Series C Investor” means any one of them;

(iii)	“Series C Preferred Stock” means the shares of Series C preferred stock in the capital of the U.S. Company;

(jjj)	“Series C Special Voting Stock” means the shares of Series C special voting stock in the capital of the U.S. Company;

(kkk)	“Series C Subscription Agreement” means that certain stock subscription agreement dated as of March 19, 2013 between the Canadian Company, the U.S. Company and certain purchasers of shares of Series C Preferred Stock of the U.S. Company and certain purchasers of Class C Exchangeable Shares of the Canadian Company, as may be amended from time to time in accordance with its terms;

(lll)	“Series Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock;

(mmm)	“Series Special Voting Stock” means the Series A Special Voting Stock, the Series B Special Voting Stock and the Series C Special Voting Stock;

(nnn)	“Shareholders” means the Persons who hold securities of the Companies who have executed this Agreement or who from time to time hold securities of the Companies and have agreed to become bound by this Agreement (or their respective successors or permitted assigns), but shall not include the U.S. Company, which may from time to time hold securities of the Canadian Company, and a “Shareholder” means any one of them;

(ooo)	“Shares” means shares of any class or series in the share capital of the Companies from time to time;

(ppp)	“Special Voting Stock” means the Series Special Voting Stock and Common Special Voting Stock of the U.S. Company and the Canadian Special Voting Shares of the Canadian Company;

(qqq)	“Subscription Agreements” means, collectively, the Series A Subscription Agreement, the Series B Subscription Agreement and the Series C Subscription Agreement;

(rrr)	“Subsidiary” means a subsidiary of either of the Companies within the meaning of the Company Act and “Subsidiaries” means more than one subsidiary;

(sss)	“Support Agreement” means the Amended & Restated Support Agreement, dated as of March 19, 2013, by and between the U.S. Company and the Canadian Company;

(ttt)	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings; provided however, that “Transfer”, “Transferring” and similar words shall not include the exchange or redemption of any Canadian Exchangeable Shares or Special Voting Stock under the terms of the Exchange Agreement, the Constating Documents of the Canadian Company or the U.S. Certificate;

(uuu)	“U.S. Company” means Aquinox Pharmaceuticals (USA) Inc. and includes any successor resulting from any amalgamation, merger, arrangement or other reorganization of or including the U.S. Company or any continuance under the laws of another jurisdiction;

(vvv)	“U.S. Certificate” means the Sixth Amended and Restated Certificate of Incorporation of the U.S. Company, as amended and/or amended and restated, from time to time;

(www)	“U.S. Shares” means shares of any class in the share capital of the U.S. Company from time to time;

(xxx)	“VW” means Ventures West 8 Limited Partnership;

(yyy)	“VW Director” has the meaning set out in Section 3.1(a)(ii) of this Agreement;

(zzz)	“VW Group” means VW and any limited partners of VW, Ventures West Capital Ltd. and any Subsidiary of Ventures West Capital Ltd. and any corporation whose senior officers are common with the officers of any of Ventures West Capital Ltd. or any fund or investor in any fund managed by Ventures West Capital Ltd. or by any Subsidiary of Ventures West Capital Ltd;

(aaaa)	“VW Shareholders” means any member of the VW Group who holds Shares;

(bbbb)	Any words or phrases defined elsewhere in this Agreement shall have the particular meaning assigned thereto;

(cccc)	Words (including defined terms) using or importing the singular number include the plural and vice versa and words importing one gender only shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise;

(dddd)	The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement;

(eeee)	All references to Article, section and subsection numbers refer, unless expressly stated otherwise, to the Articles, sections and subsections in this Agreement having those numbers;

(ffff)	All accounting terms not defined in this Agreement shall have the meanings then generally ascribed to them under the Canadian generally accepted accounting principles set forth in the Handbook published by the Canadian Institute of Chartered Accountants (as revised from time to time); and

(gggg)	All references to the symbol $ means U.S. dollars.

1.2	Schedules — The schedules attached to this Agreement shall form part of this Agreement.

ARTICLE 2 — SCOPE, EFFECT AND PARTIES

2.1	Shareholders to Act in Support of Terms — The Shareholders shall at all times promptly:

(a)	vote their respective Shares (or execute written shareholder consent resolutions); and

(b)	take all such steps as may be reasonably within their powers;

so as to cause the Companies to act in the manner contemplated by this Agreement and so as to fully implement the terms of this Agreement, the Exchange Agreement and the Support Agreement.

2.2 Ceasing to be a Party — Except as otherwise specifically provided herein, if a Person (other than either of the Companies) who was a Shareholder shall cease to hold any Equity Securities, then from that point forward that Person shall be deemed to no longer be a party to this Agreement; provided, however, that where such Person disposed of his Equity Securities in compliance with the provisions of this Agreement, he shall be entitled to the benefit of and be bound by the rights and obligations set forth in this Agreement in respect of matters occurring prior to such disposition.

2.3 Shareholder Representations & Warranties — Each Shareholder hereby represents and warrants to each other Shareholder and each Company that the Shareholder:

(a)	other than as otherwise noted in Schedule A, is the registered and beneficial owner of the Shares shown beside the Shareholder’s name in Schedule A (or on the instrument under which the Shareholder became party to this Agreement) free and clear of any mortgage, lien or encumbrance or security interest, and the Shareholder is not subject to any agreement under which any mortgage, encumbrance, lien or security interest may be created upon any of the Shareholder’s Shares;

(b)	is not in a relationship in respect of which a triggering event under Section 56 of the Family Relations Act (British Columbia) (or any applicable similar legislation in any other jurisdictions) has occurred;

(c)	is not in any way subject or party to any unsatisfied judgments, consent decrees, injunctions, litigation, proceedings, actions or claims (and to the best of the knowledge of the Shareholder no such matters are pending or threatened against the Shareholder) which could result in a judgment against the Shareholder leading to the impairment or loss of the Shareholder’s title to such Shareholder’s Shares;

(d)	is not violating, contravening, breaching, or creating a default under any law, statute, regulation, order, judgment, or decree applicable to the Shareholder by becoming party to this Agreement or performing the provisions hereof; and

(e)	if the Shareholder is not an individual, is duly created and is validly existing under the laws of its jurisdiction of creation and has the legal power and capacity to own its assets and enter into and perform its obligations pursuant to this Agreement.

ARTICLE 3 — CONDUCT OF THE AFFAIRS OF THE COMPANY

3.1	Composition of the Board of Directors

(a)	Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of the U.S. Company shall be set and remain at five Directors. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the following persons shall be elected to the Board of the U.S. Company:

(i)	the then current Chief Executive Officer of the Companies (the “Common Director”);

(ii)	at any time during which VW Shareholders collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by the VW Shareholders (the “VW Director”);

(iii)	at any time during which JJDC or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by JJDC (the “JJDC Director”);

(iv)	at any time during which PVI or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by PVI (the “PVI Director”); and

(v)	one individual who is not an employee of either of the Companies and has been approved and designated by Investor Approval (the “Independent Director”),

and each Director designated as a Director pursuant to clauses (ii) to (iv) above shall, for purposes of this Agreement, be referred to as an “Investor Nominee Director”. If a person or group exercising the right to designate a Director pursuant to clauses (ii) to (iv) above ceases to hold 10% or more of the outstanding Common Shares on a Fully Diluted Basis, any Director appointed by such person or group pursuant to this Section 3.1(a) shall immediately resign as Director and, if such Director does not immediately resign as Director, the Shareholders shall forthwith take all actions required to be taken to remove such Director from the Board and appoint an additional Independent Director.

(b)	(i) Upon execution of this Agreement, the Board of the U.S. Company will be constituted as follows:

Name of Director:
David Main	Common Director
Kenneth Galbraith	VW Director
Asish Xavier	JJDC Director
Elaine V. Jones, Ph.D.	PVI Director
Daniel Levitt	Independent Director

(ii)	If a Director ceases to be a Director for any reason, each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the Board composition set out above in Section 3.1(a) is maintained.

(c)	No party hereto shall vote to remove any Director of the Board of the U.S. Company designated in accordance with Section 3.1(a) unless the persons or groups so designating such Director as specified above so vote or recommend, and, if such persons or groups so vote, then the non-designating party or parties shall likewise so vote.

(d)	The parties to this Agreement shall take all actions to ensure that the Directors of the U.S. Company are elected and serve as the only Directors of the Canadian Company and are removed in accordance with Section 3.1(c). The Board of the Canadian Company shall at all times consist of the same number of Directors as and shall be identical to the Board of the U.S. Company.

3.2 Observers — Any Investor that has purchased Series Preferred Stock or Exchangeable Preferred Shares pursuant to one or more of the Subscription Agreements with an aggregate purchase price equal to or greater than $4,000,000, shall have the right to appoint one person to act as an observer (the “Observer”); provided, however, that any Investor who has appointed a Director pursuant to Section 3.1 shall not have the additional right to appoint an Observer pursuant to this Section 3.2. Each Observer will have the right to receive notice of all meetings of the Boards (and meetings of the boards of either of the Company’s Subsidiaries) and the right to speak thereat and will receive all information and material presented to the Boards as would a Director, but will not have a vote, all provided that the Observer must sign the form of non-disclosure agreement attached as Schedule B hereto. For the avoidance of doubt, each Investor who appoints an Observer pursuant to this Section 3.2 shall be solely responsible for the expenses of the Observer, including without limitation any expenses incurred in connection with attending or participating at any meeting of the Boards.

3.3 Additional Information — Subject to the Company Act and the Delaware Act, as applicable, each Director of each Company shall have the right to request such additional information concerning the affairs of the respective Company and its Subsidiaries as the Director reasonably considers necessary in order to understand and assess the affairs of such Company and its Subsidiaries, and such Company shall in response to each such request provide or cause to be provided to the Director or Observer as promptly as possible the additional information reasonably requested.

3.4 Meetings of the Board of Directors — The Board of each of the Companies shall meet at least four times per year (until such time as the Board determines to alter this schedule) at such place as the Directors may determine from time to time. Unless otherwise waived in writing by all of the Directors, the respective Company shall give at least three Business Days advance written notice to Directors of all meetings together with an agenda of items to be discussed together with a brief description of each item. Such Company shall provide each Director with copies of the minutes of each meeting within 30 days of each such meeting.

3.5 Quorum for Board Meetings — A quorum for the transaction of business at any meeting of the Board of a Company shall be a majority of Directors, including each of the VW Director, the JJDC Director and the PVI Director. If a quorum is not present at the commencement of a Board meeting, then the Directors present may not transact any business and such Directors shall be deemed to have adjourned such meeting to the same time and place on the same day the following week. At such reconvened meeting, a quorum for the transaction of business shall be a majority of Directors, one of whom shall be either the VW Director, the JJDC Director or the PVI Director.

3.6 Audit Committee —The Board of each of the Companies shall have an audit committee composed of at least three members, all of whom shall be non-management Directors and at least one of whom shall be an Investor Nominee Director designated in accordance with Section 3.1. Subject to the foregoing, the members of each audit committee shall be selected by a simple majority vote of the Board of the respective Company.

3.7 Compensation Committee—The Board of each of the Companies shall have a compensation committee composed of at least three members, a majority of which shall be non-management Directors and at least one of whom shall be an Investor Nominee Director designated in accordance with Section 3.1. Subject to the foregoing, the members of each compensation committee shall be selected by a simple majority vote of the Board of the respective Company.

3.8 Specific Matters Requiring Board Approval – Each of the Companies shall only undertake or proceed with any of the following matters with the prior approval of the Board of the respective Company:

(a)	approve any adoption or amendment of any plan under which employees of a Company are entitled to purchase or receive shares in the capital of such Company;

(b)	loan any money to, provide a guarantee of, assume liability for the debts or obligations of any other Person other than a Subsidiary in excess of $50,000, or grant any security interest over the assets of a Company;

(c)	enter into or amend any employment or consulting agreements with senior management of a Company;

(d)	amend any devotion of time, non-competition, non-disclosure agreements, proprietary rights agreements, employment agreements, profit sharing agreements, or agreements relating to intellectual property with key employees between a Company and any of its Directors, employees, key employees or consultants, other than any amendments that are not prejudicial to such Company;

(e)	enter into any joint venture or partnership with any corporation, partnership, joint venture, firm or Person; or

(f)	any of the following matters, provided that such approval of the Board of the U.S. Company with respect to such matters shall include the affirmative vote of both the JJDC Director and the PVI Director: (i) incur any material indebtedness or other material liability on behalf of the U.S. Company; (ii) enter into any material contract to which the U.S. Company is a party or otherwise bound; (iii) retain or terminate the services of any employee, independent contractor or other service provider of the U.S. Company; (iv) adopt or terminate any Benefit Plan (as defined in the Series C Subscription Agreement) for the U.S. Company; or (v) initiate any legal action or proceeding on behalf of the U.S. Company; provided, however, that this Section 3.8(f) shall not be deemed to apply to a Change of Control, a public offering of securities of the U.S. Company or any action taken pursuant to, or amendment of, this Agreement (other than this Section 3.8(f)), the Subscription Agreements, the Exchange Agreement, the Support Agreement, the Registration Rights Agreement or the U.S. Company’s Constating Documents.

Each Company shall ensure that any of its Subsidiaries only undertake or proceed with the kind of transactions referred to above in this Section 3.8 (as adjusted to relate to similar actions of such Subsidiary) with the prior approval of the Board of the respective Company.

3.9	Specific Major Matters also Requiring Investor Approval

(a)	So long as at least 25% of the Series Preferred Stock and Series Special Voting Stock issued under the Subscription Agreements (or Series Preferred Stock issued pursuant to the exchange of Exchangeable Preferred Shares issued pursuant to the Subscription Agreements) remains outstanding, the Companies shall only undertake or proceed with any of the matters described in subsections (a) through (e) of Section 3.8 or any of the following matters with prior Investor Approval:

(i)	redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any securities of a Company (other than securities of the Canadian Company held or purchased by the U.S. Company) unless required under the special rights and restrictions attached to such securities, the Exchange Agreement or the Support Agreement or pursuant the terms of the Incentive Compensation Plans/ESOPs and related agreements thereto;

(ii)	take any action that results in the payment or declaration of any dividend on any securities of a Company (other than securities of the Canadian Company held by the U.S. Company) or in the distribution of any cash (other than in the normal course of business), securities or assets of the Company unless required under the special rights and restrictions attached to such securities, the Exchange Agreement or the Support Agreement;

(iii)	authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the Series Preferred Stock of the U.S. Company or the Exchangeable Preferred Shares of the Canadian Company except for any issuance pursuant to the Exchange Agreement, the Support Agreement or the Series C Subscription Agreement and except for any issuance by the Canadian Company to the U.S. Company;

(iv)	effect a public offering of securities of a Company;

(v)	amend, alter or repeal any of the provisions of a Company’s Constating Documents;

(vi)	take any action which effects a liquidation, dissolution or winding up of a Company or any Subsidiary;

(vii)	make any loans or monetary advances to employees of a Company or of any Subsidiary (or any relative of such persons), except as unanimously approved by the Board of such Company;

(viii)	incur or guarantee any indebtedness, or permit any Subsidiary to incur or guarantee any such indebtedness, except as unanimously approved by the Board of such Company;

(ix)	create any mortgage, pledge, or other security interest in all or substantially all of the property of a Company, or any of its Subsidiaries, except as unanimously approved by the Board of such Company;

(x)	own, or permit any Subsidiary to own, any stock or other securities of any other corporation, partnership or entity (other than stock or other securities of the Canadian Company held by the U.S. Company), unless such entity is wholly-owned by such Company and such ownership is unanimously approved by the Board of such Company;

(xi)	increase or decrease the number of directors of a Company except in accordance with this Agreement;

(xii)	effect a Change of Control (as defined in the U.S. Certificate) or enter into any agreement relating to the same unless such Change of Control is in accordance with Section 3.6 of the Exchange Agreement or has been approved by the holders of at least two-thirds (2/3) of then outstanding shares of Common Stock of the U.S. Company on a Fully Converted Basis (voting together as a single class);

(xiii)	make a material change in the nature of the Business; or

(xiv)	increase, or authorize the increase of, the number of securities of a Company available under the Incentive Compensation Plans/ESOPs except in accordance with this Agreement, provided, however, that prior Investor Approval shall not be necessary with respect to any such increase if (A) the number of Shares available under the Incentive Compensation Plans/ESOPs after such increase is not greater than 15% of all Shares on a Fully Converted Basis and (B) such increase is unanimously approved by the Board of such Company.

(b)	The Canadian Company shall not issue any of its New Common Shares or Non-Voting Preferred Shares to any Person other than the U.S. Company, and the U.S. Company shall not Transfer any New Common Shares or Non-Voting Preferred Shares of the Canadian Company to any Person other than the Canadian Company without prior Investor Approval.

3.10	Reciprocal Amendments—The Shareholders agree not to vote in favour of:

(a)	any amendment, alteration or repeal of any of the provisions of the U.S. Certificate or by-laws of the U.S. Company that requires the approval of the holders of Series A Preferred Stock and Series A Special Voting Stock pursuant to Section C 6(b) of Article FOURTH of the U.S. Certificate unless a corresponding amendment, alteration or repeal is concurrently approved by holders of Series B Preferred Stock and Series B Special Voting Stock and holders of Series C Preferred Stock and Series C Special Voting Stock pursuant to Section C 6(c) and Section C 6(d) of Article FOURTH of the U.S. Certificate;

(b)	any amendment, alteration or repeal of any of the provisions of the U.S. Certificate or by-laws of the U.S. Company that requires the approval of the holders of Series B Preferred Stock and Series B Special Voting Stock pursuant to Section C 6(c) of Article FOURTH of the U.S. Certificate unless a corresponding amendment, alteration or repeal is concurrently approved by holders of Series A Preferred Stock and Series A Special Voting Stock and holders of Series C Preferred Stock and Series C Special Voting Stock pursuant to Section C 6(b) and Section C 6(d) of Article FOURTH of the U.S. Certificate; or

(c)	any amendment, alteration or repeal of any of the provisions of the U.S. Certificate or by-laws of the U.S. Company that requires the approval of the holders of Series C Preferred Stock and Series C Special Voting Stock pursuant to Section C 6(d) of Article FOURTH of the U.S. Certificate unless a corresponding amendment, alteration or repeal is concurrently approved by holders of Series A Preferred Stock and Series A Special Voting Stock and holders of Series B Preferred Stock and Series B Special Voting Stock pursuant to Section C 6(b) and Section C 6(c) of Article FOURTH of the U.S. Certificate

and, in each such case, the change(s) to the provisions with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be made with the same effective time and date; provided, however, that the requirements of this paragraph shall be deemed satisfied and/or waived if an instrument to such effect has been duly executed by the holders of a majority of the Series A Preferred Stock and Series A Special Voting Stock, the holders of a majority of the Series B Preferred Stock and Series B Special Voting Stock and the holders of a majority of the Series C Preferred Stock and Series C Special Voting Stock.

3.11 Preserving Proprietary Rights/Confidentiality — Each Company covenants and agrees that it will cause:

(a)	Proprietary Rights — all of its employees and the employees of its Subsidiaries and all consultants engaged by such Company or its Subsidiaries to assign to such Company and waive all rights to any and all patents, trademarks, copyrights, inventions and other intellectual property arising out of the work of such employees or consultants or arising out of the use of funds, materials or facilities of such Company or its Subsidiaries; and

(b)	Confidentiality — all of its employees and the employees of its Subsidiaries and all consultants engaged by such Company or its Subsidiaries having confidential knowledge of the intellectual property of such Company or its Subsidiaries to sign appropriate confidentiality agreements with such Company;

in substantially the form currently used by such Company.

3.12 Indemnity for Directors and Others

Subject to the limitations set forth in the Company Act, the Delaware Act or otherwise at law, and in addition to any existing provisions which may be contained in each Company’s Constating Documents, each Company shall to the fullest extent possible indemnify each Director or officer of such Company, and any Observer, a former Director or officer of such Company, former Observer or any Person who acts or has acted at such Company’s request as a director or officer of a body corporate of which such Company is or was a shareholder, and his heirs and other personal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a Director, Observer or officer of such Company or such body corporate and any costs related thereto, including legal costs and disbursements of legal counsel, if:

(a)	he has acted honestly and in good faith with a view to the best interests of such Company or such body corporate; and

(b)	in the case of any criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

Nothing in this Section shall limit the right of any person entitled to claim any indemnity apart from the provisions of this Section. If under applicable law, any payment by such Company under such indemnity requires the approval of any court, then such Company at its own expense shall promptly take all necessary proceedings to obtain such approval. Each person indemnified hereunder shall be a third party beneficiary of the provisions of this Section 3.12 and entitled to enforce such provisions as if they were a party to this Agreement. Each Company will enter into an Indemnity Agreement in the form attached hereto as Schedule C with each Director, officer or other Person indemnified hereunder who is not a party to this Agreement.

3.13 Reimbursement of Expenses — All Directors shall be entitled to reimbursement of reasonable costs of attendance of meetings of the Directors.

3.14 Incentive Compensation Plans/ESOPs — The maximum number of Common Shares directly or indirectly issuable to employees, directors, officers and consultants of the Companies under the Incentive Compensation Plans/ESOPs dated or amended and restated on June 8, 2007, as amended on March 31, 2010 and as further amended on the date hereof, will be increased to 12,809,037 Common Shares upon the closing of the transactions contemplated by the Series C Subscription Agreement.

3.15 Acknowledgment of Shareholders — Each Company and each Shareholder acknowledges and agrees that (i) any Investor may presently have, or may engage in the future, in internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services; and (ii) any employee of an Investor serving on the Boards is serving in such capacity at the request, and for the benefit, of the Companies. Accordingly, an Investor’s designation of any Director under Section 3.1, the service of such Director on the Boards, or the exercise by such Investor of any rights under this Agreement or any other agreement related to the transactions contemplated by this Agreement (the “Transaction Agreements”) shall not in any way preclude or restrict such Investor from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise competes with those of the Companies. Nothing herein or in any other Transaction Agreement shall be construed to impose on any Investor or any Director designated by an Investor under Section 3.1 any restriction, duty or obligation other than as expressly set forth herein or therein or as required by applicable laws.

3.16 FCPA Compliance — Each Company represents that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. Each Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by such Company, its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. Each Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

ARTICLE 4 — INFORMATION

4.1 Reporting Requirements — Each Company shall distribute to each Investor who, together with its Affiliates, Associates, successors and permitted assigns, holds at least 2,000,000 Common Shares, shares of Series Preferred Stock or Canadian Exchangeable Shares (as adjusted for any stock splits, stock dividends, combinations or other similar recapitalizations affecting such shares) the following information and reports concurrently with the distribution of such information and reports to the Board of each Company:

(a)	Periodic Financial Statements — within 45 days of the end of each calendar quarter, comprehensive quarterly financial statements prepared by such Company (including actual and projected cash flows for the most recent quarter and a rolling cash flow forecast for the current fiscal year) with management’s analysis of the results and comments on variances from budget and certified by the respective Company’s chief financial and accounting officer in his capacity as an officer of the Company and not in his personal capacity as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments);

(b)	Annual Budget — within 30 days after the beginning of each fiscal year, an annual operating and capital budget for such Company which has been approved by its Board;

(c)	Annual Audited Statements —within 120 days of the end of each fiscal year of the Company, annual audited consolidated financial statements for such Company (including its balance sheet and its statements of earnings, retained earnings and changes in financial position);

(d)	Statutory Compliance Certificate — within 21 days of each fiscal quarter end, a certificate signed by the president of the Canadian Company stating that:

(i)	the Canadian Company has paid all taxes, premiums, contributions and payments required to be deducted at source, paid and/or remitted under the Income Tax Act (Canada), Excise Tax Act (Canada), Canada Pension Plan, Employment Insurance Act (Canada), Income Tax Act (British Columbia), Workers Compensation Act (British Columbia), Social Services Tax Act (British Columbia) or applicable regulations thereto have been deducted, paid and remitted (as the case may be) to the proper authority; and

(ii)	each of the Canadian Company and Subsidiaries is in compliance with all applicable Environmental Laws;

(e)	Litigation — promptly after a Company becomes aware of same, a summary of any material litigation (pending, threatened or otherwise) or other proceedings by or against such Company or any of its Subsidiaries before any court, tribunal or administrative agency;

(f)	Material Adverse Effect — within five days after a Company becomes aware of the same, notice of any default, breach, acceleration, modification, cancellation of any agreement, arrangement or other transaction or matter that may result in a Material Adverse Effect to such Company or its Subsidiaries; and

(g)	Merger etc. —promptly after such Company becomes aware of the same, notice of the intention or proposal to effect a change of control, sale of substantial assets, reorganization, amalgamation, consolidation, merger or an agreement to amalgamate, consolidate or merge a Company or its Subsidiaries with any Person.

The financial reports to be provided above shall conform to generally accepted accounting principles and include such Company’s Subsidiaries.

4.2 Right to Visit Premises — Each Company shall permit representatives of each Investor to from time to time, upon reasonable notice and at any reasonable time, visit the business premises of such Company and to observe the operations of such Company. Such Company shall ensure that its Subsidiaries give representatives of the Investors similar access rights.

4.3 Investors May Refer to Investment in Publicity Materials

(a)	Each Investor shall have the right to refer to its investment in the Companies in its reports, publications and promotional materials with the written approval of such Company (not to be unreasonably withheld). If any such disclosure or publication contains a material misrepresentation regarding the Companies or the Investor’s investment in the Companies, the Investor shall, upon notification thereof by the Companies, revise the disclosure to remove such material misrepresentation.

(b)	Each Company and each Investor covenants not to disclose the name of an Investor in any of its reports, publications, promotional materials, news releases or other disclosure documents or other communications to third parties or the public without first obtaining such identified Investor’s written approval (not to be unreasonably withheld), except if such Company or identifying Investor is advised by counsel that such disclosure is legally required to be made and provided that it gives ten days prior written notice to such Investors who are being identified.

(c)	Notwithstanding Section 4.3(a) and (b), Advantage shall be entitled to refer to its investment in the Companies and to the other Investors in its routine filings pursuant to the SBVCA.

4.4	Inspection Rights — Each Company shall permit each holder of Series Preferred Stock of the U.S. Company and each holder of Exchangeable Preferred Shares of the Canadian Company, at such holder’s expense, to visit and inspect such Company’s properties, examine such Company’s books of account and records and discuss such Company’s affairs, finances and accounts with its officers, during normal business hours of such Company as may be reasonably requested by such holder, provided, however, that such Company shall not be obligated pursuant to this Section 4.4 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to such Company) or the disclosure of which would adversely affect the attorney-client privilege between such Company and its counsel.

4.5	Confidential Information

(a)	In this Section 4.5, “Confidential Information” will mean confidential or proprietary information of either of the Companies, including information in respect of the Business, work, inventions, patents, designs, methods, improvements, trade secrets, know-how, and information in respect of any other confidential or proprietary matters, but excluding information which:

(i)	was in or comes into the public domain other than as a result of a breach of this Agreement;

(ii)	is disclosed with the prior written permission of the applicable Company;

(iii)	was in the possession of the applicable Shareholder prior to its receipt thereof from the applicable Company; or

(iv)	is required to be disclosed pursuant to applicable laws or policies or regulations of any government or regulatory authority.

(b)	Each Shareholder acknowledges that it may come into possession of Confidential Information as a result of various disclosures or information provided by other Shareholders or by the Company pursuant to this Agreement, including through attendance at a Shareholders’ meeting, through the exercise of board observer rights, through a visit to premises of the Companies or through various notices or offers pursuant to Articles 6 and 7 hereof.

(c)	Each Shareholder agrees that all such Confidential Information will, for all purposes, be maintained by the Shareholder as strictly confidential and the Shareholder will not reveal, or induce others to reveal, any of the Confidential Information to any Person (except, if the Shareholder is a corporation, partnership or other business entity, those of the Shareholder’s employees, directors, officers, managers, advisors, counsel, consultants, agents, partners, shareholders or investors with a definable need to know and who are subject to a duty of confidentiality).

(d)	Nothing herein shall restrict a Shareholder from disclosing Confidential Information that it is required or requested to disclose by law or by any governmental or regulatory authority having jurisdiction over such Shareholder, provided that, prior to disclosing any Confidential Information pursuant to this paragraph, the Shareholder delivers notice of such requirement or request to the Companies so that the Companies have the opportunity to contest the potential disclosure.

This Section 4.5 will survive the termination of this Agreement.

ARTICLE 5 — INSURANCE POLICIES

5.1 Directors’ and Officers’ Liability Insurance — Each Company will use reasonable commercial efforts to obtain and maintain directors’ and officers’ liability insurance for its Directors and senior officers with coverage of at least $5,000,000, or such greater amount as determined by the Board of each of the Companies.

5.2 Product Liability Insurance — Each Company shall, to the extent available at rates considered reasonable by the applicable Board, use reasonable commercial efforts to obtain and maintain suitable products liability insurance for its products and those of its Subsidiaries.

5.3 Other Insurance — Each Company will use reasonable commercial efforts to obtain and maintain, and shall use reasonable commercial efforts to ensure that its Subsidiaries obtain and maintain, fire and casualty insurance policies with sufficient coverage to allow replacement of any of their respective insurable properties that might be damaged or destroyed and insurance policies for comprehensive general liability insurance (including bodily injury, death and property damage) for amounts which meet commercially reasonable standards as determined by the Board of each of the Companies.

5.4 Limitation on Encumbrances — Neither Company shall grant a security interest in, borrow on the security of, hypothecate, assign or dispose of any of the insurance policies referred to in this Article or any part thereof except to the extent that such policies are charged or encumbered from time to time by security instruments granted by such Company in good faith to its lenders for genuine corporate borrowing purposes approved by the applicable Board.

ARTICLE 6 — ISSUE OF ADDITIONAL EQUITY SECURITIES

6.1 Treasury Share Offerings — Except as otherwise provided under Section 6.4, each offering by either Company of additional Equity Securities shall be made in accordance with this Article 6.

6.2 Pro-Rata Preemptive Right — Subject to Section 6.3, each time a Company proposes to allot, issue, sell or resell any Equity Securities, together with any corresponding Special Voting Stock (if applicable), such Company (the “Issuing Company”) shall first offer (the “Treasury Offer”) the Equity Securities and corresponding Special Voting Stock (if applicable) to the Investors (collectively the “Treasury Offerees” and individually a “Treasury Offeree”) on the following basis:

(a)	Pro Rata Portions — The number of Equity Securities a particular Treasury Offeree shall be offered and may purchase shall be determined by the following formula:

Number of Equity Securities which the Treasury Offeree shall be offered and may purchase	=	Number of Common Shares held by the Treasury Offeree on a Fully Converted Basis immediately prior to the Treasury Offer	x	Total Number of Equity Securities being offered;
Number of Common Shares held by all Treasury Offerees on a Fully Converted Basis immediately prior to the Treasury Offer

(b)	Special Voting Stock — A Company shall not offer additional Equity Securities unless the offer is jointly made by both Companies and includes an offer from the other Company for the corresponding Special Voting Stock. If applicable, each Treasury Offeree shall be required to purchase the corresponding number of shares of Special Voting Stock associated with any Equity Securities which it purchases pursuant hereto;

(c)	Notice of Offer — Each Treasury Offer shall be made by written notice to the Treasury Offerees specifying:

(i)	the total number and class of Equity Securities and corresponding Special Voting Stock (if applicable) offered;

(ii)	the Treasury Offeree’s pro rata portion thereof as determined by the formula in (a) above;

(iii)	the price at which the Equity Securities and corresponding Special Voting Stock (if applicable) are being offered;

(iv)	any other terms and conditions applicable to the offer not set out in this Section 6.2; and

(v)	that Treasury Offerees shall have 21 days (the “Initial Acceptance Period”) following receipt of the notice to accept the Treasury Offer (provided that if such written notice is mailed by first class mail to the address for the Treasury Offeree shown on the Companies’ registers of stockholders, that Treasury Offeree will be deemed to have received the notice 3 days thereafter);

(d)	Acceptance — Acceptance of a Treasury Offer shall be made by notice in writing to the Issuing Company within the Initial Acceptance Period specifying the number of Equity Securities and corresponding Special Voting Stock (if applicable) up to the pro rata number determined above the Treasury Offeree wishes to purchase. The Treasury Offeree may also specify in such notice an additional number of the Equity Securities and, if applicable, corresponding Special Voting Stock (“Specified Additional Amounts”) offered for sale that the Treasury Offeree is prepared to purchase if any of the other Treasury Offerees fails to fully accept their offered portion of the Treasury Offer. If a Treasury Offeree does not accept the Treasury Offer before expiration of the Initial Acceptance Period, then such Treasury Offeree shall be deemed to have refused the Treasury Offer. Additionally, if all Treasury Offerees notify the Issuing Company in writing that they accept or decline the Treasury Offer before the end of the Initial Acceptance Period, then the Initial Acceptance Period shall be deemed to have ended on the date the last such notice is received by the Issuing Company;

(e)	Remaining Equity Securities — In the event that some Treasury Offerees do not fully accept their offered portion of the Equity Securities and corresponding Special Voting Stock (if applicable) within the Initial Acceptance Period, the unaccepted remaining portion of the Equity Securities and, if applicable, corresponding Special Voting Stock (the “Remaining Amount”) shall be divided, within 7 days of the end of the Initial Acceptance Period, among such of the Treasury Offerees as have in their notice of acceptance of the Treasury Offer indicated a preparedness to purchase Specified Additional Amounts (collectively the “Second Round Offerees” and individually a “Second Round Offeree”) as follows:

(i)	in such manner as may be agreed among the Second Round Offerees; and

(ii)	failing such agreement, the Remaining Amount shall be divided pro rata among the Second Round Offerees in accordance with their respective holdings of Common Shares on a Fully Converted Basis in successive rounds if necessary to fully divide such Remaining Amount, provided that no Second Round Offeree shall be required to accept more than his Specified Additional Amount;

(f)	Sale to Third Party — The Issuing Company shall be entitled to allot, issue or sell the balance of any of the offered Equity Securities and corresponding Special Voting Stock (if applicable) which are not purchased by the Treasury Offerees upon completion of the above process to any Person(s), other than a Treasury Offeree who did not accept the Treasury Offer, provided that such allotment, issuance or sale:

(i)	shall not be effected at a price which is less than the price or on terms and conditions which are more favourable (from the purchaser’s perspective) than those set forth in the written notice to the Treasury Offerees concerning the Treasury Offer; and

(ii)	shall be effected within a 45 day period following the expiration of the Initial Acceptance Period, after which period has expired, the Issuing Company shall comply with this Article 6 before offering Equity Securities and corresponding Special Voting Stock (if applicable) to any Person.

6.3 Permitted Non-Pro rata Offerings — Subject to Sections 3.8 and 3.9 and the rights, privileges and restrictions attaching to any Shares, the Issuing Company may directly allot, issue or sell Equity Securities and corresponding Special Voting Stock (if applicable) without complying with Section 6.2 in the following circumstances:

(a)	ESOP — options are granted pursuant to the Incentive Compensation Plans/ESOPs or the Shares are being issued pursuant to the exercise of options granted under the Incentive Compensation Plans/ESOPs or to Directors and officers of the Issuing Company;

(b)	Qualified IPO – the Shares are being issued pursuant to a Qualified IPO;

(c)	Subdivision etc. — the Shares are being issued pursuant to a duly approved subdivision, amalgamation or reorganization or a dividend payable in Shares;

(d)	Conversion etc. — the Shares are being issued in accordance with the special rights and restrictions attached to Shares;

(e)	Exchange etc. — the Shares are being issued pursuant to exchange or other rights under the Exchange Agreement or Support Agreement;

(f)	Existing Options etc. — the Shares are being issued pursuant to the options, warrants or other rights disclosed in the Disclosure Schedule to the Series C Subscription Agreement;

(g)	Acquisitions — the Shares are allotted or issued pursuant to an Acquisition which is not part of a financing transaction and is approved by the Board of the applicable Company and the Investors by way of Investor Approval;

(h)	Strategic Alliances — the Equity Securities are allotted or issued pursuant to options, warrants or other rights issued to an entity whose principal business is in the pharmaceutical or biotechnology industries and is approved by the Investors by way of Investor Approval as a corporate partner or strategic industry alliance of a Company, which allotment and issuance are not part of a financing transaction;

(i)	Existing Obligations under Material Contracts — the Shares are being issued pursuant to the License Agreement dated June 6, 2006 between the Canadian Company and the University of British Columbia, as amended from time to time;

(j)	Intercompany Issues — the New Common Shares or Non-Voting Preferred Shares of the Canadian Company are being issued to the U.S. Company;

(j)	Lending Arrangements — the Equity Securities are allotted or issued pursuant to options, warrants or other rights issued to a bank or other entity whose principal business is lending money or an equipment lender, in connection with a loan to a Company and is approved by the Board of the applicable Company and the Investors by way of Investor Approval; and

(k)	Subscription Agreements— the Shares are allotted and issued in accordance with the Subscription Agreements.

6.4 Waiver of Rights — Notwithstanding any other provision of this Article 6, any Investor may waive his rights with respect to any particular offer or right given under, or any provision contained in, Article 6 by notice in writing to the Issuing Company. Additionally, in the event that Investors holding not less than 60% of the Common Shares held by all Investors (on a Fully Converted Basis) elect to waive their rights with respect to any particular offer or right given under, or any provision contained in, Article 6 by notice in writing to the Issuing Company, then such waiver shall be binding upon all of the parties to this Agreement.

6.5 Right to Corresponding Shares – If an Investor has a right to acquire Shares of one of the Companies pursuant to this Article 6, such Investor may elect, by so stating in its acceptance notice, to instead acquire, on substantially the same terms, Shares of the other Company that are the economic equivalent of the first-mentioned Shares.

ARTICLE 7 — SHARE TRANSFERS

7.1 Transfers Restricted — Except as permitted by the terms of this Agreement, a Shareholder shall not, directly or indirectly, Transfer any Equity Securities or, if applicable, corresponding Special Voting Stock (including but not restricted to any disposition by agreement, option, right or privilege capable of becoming an agreement or option).

7.2 Permitted Transfers — Subject to compliance with the Exchange Agreement, Sections 7.1 and 7.3 do not apply to the following Transfers of Equity Securities and corresponding Special Voting Stock (if applicable):

(a)	Sale to a Controlled Company — A Shareholder who is a natural person and is not in breach of its obligations under this Agreement may from time to time Transfer all or any part of his Equity Securities and corresponding Special Voting Stock (if applicable) to a corporation which is under the Control of the Shareholder and, if applicable, members of the Shareholder’s immediate family own 100% of the shares (a “Wholly Owned Company”), provided that each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement and such corporation agrees as a condition of the Transfer to Transfer back such Equity Securities and corresponding Special Voting Stock (if applicable) to such Shareholder in the event that such corporation ceases to be under the Control of such Shareholder. Notwithstanding Section 2.2, any such Transfer shall not release the transferor from his obligations hereunder.

(b)	Family, RSP Sales —A Shareholder who is not in breach of its obligations under this Agreement may from time to time Transfer all or any part of his Equity Securities and corresponding Special Voting Stock to:

(i)	a spouse or child (who has attained the age of majority) of the Shareholder;

(ii)	a trust for the benefit of the Shareholder and/or his or her immediate family; or

(iii)	a registered retirement savings plan of the Shareholder or his or her spouse;

provided that:

(iv)	each such transferee (both legal and beneficial transferees in the case of trust) enters into an agreement under which the transferee becomes a party to this Agreement;

(v)	all costs and expenses associated with such Transfer will be paid by the transferor Shareholder; and

(vii)	notwithstanding Section 2.2, any such Transfer shall not release the transferor from his obligations hereunder, and when such transferee becomes a party to this Agreement, such transferees (if more than one) shall designate the Shareholder to represent all of the transferees and such representative will remain a party to and bound by this Agreement for and on behalf of such transferees and the Shareholder;

(c)	Death — Upon the death of a Shareholder, that Shareholder’s Equity Securities and corresponding Special Voting Stock (if applicable) may be Transferred in accordance with a probated will of the deceased or by operation of laws for the administration of estates upon intestacy, provided that (i) each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement and (ii) all costs and expenses associated with such Transfer will be paid by the estate of the Shareholder;

(d)	Investor Exemptions — Any Investor (together, the “Transferring Investors”) may Transfer the whole or any part of its Equity Securities and corresponding Special Voting Stock (if applicable):

(i)	if it is required by law to do so;

(ii)	if it resolves to Transfer all or substantially all of its assets or if the Transfer is part of a portfolio sale of its assets;

(iii)	if the Transfer is to any Affiliate or Associate of the Transferring Investor;

(iv)	in the case of VW, to any member of the VW Group;

(v)	to any corporation or other form of entity whose senior officers are, or which is managed by a corporate manager whose senior officers are, common officers of the Transferring Investor as at the date of the Transfer;

(vi)	to any Persons who are bona fide investors (including limited partners, the general partner or fund manager, as the case may be) in the Transferring Investor who are entitled to participate in a distribution of the assets of the Transferring Investor upon winding-up, liquidation or dissolution where the Equity Securities and corresponding Special Voting Stock are distributed to them on such occurrence; provided that if such investors are required to become parties to this Agreement, such investors (if more than one) shall designate one person to represent all such investors and such representative will become party to and bound by this Agreement for and on behalf of such investors and shall be deemed to be the legal and beneficial owner of such transferred Equity Securities for the purposes of this Agreement; or

(vii)	to any limited partnership the general partner of which is controlled, directly or indirectly, by the Transferring Investor as at the date of the Transfer;

(each a “Transferee Investor”); provided that (i) each Transferee Investor will assume responsibility for any ongoing obligations, if any, of the Transferring Investors and (ii) all costs and expenses associated with such Transfer will be paid by the Transferring Investor.

(e)	Piggyback Sales — A Transfer of Equity Securities and corresponding Special Voting Stock (if applicable) pursuant to the rights provided to the Investors in Section 7.4.

(f)	Drag-Along Sales — Any Transfer of Equity Securities made in accordance with Section 3.6 of the Exchange Agreement.

(g)	Redemptions, Retractions etc. — Any Transfer of Shares made in a accordance with the special rights and restrictions attached to Shares or a Transfer of Equity Securities and corresponding Special Voting Stock (if applicable) under a repurchase of Equity Securities and corresponding Special Voting Stock (if applicable) by a Company itself.

7.3 Right of First Offer — Except for Transfers permitted pursuant to Section 7.2, and subject to compliance with the Exchange Agreement, no Shareholder (other than an Investor as to its Series Preferred Stock, shares or stock exchangeable into such stock and any corresponding Special Voting Stock) shall Transfer any of his Equity Securities and corresponding Special Voting Stock (if applicable) unless that Shareholder (the “Offeror”) first offers (the “Offer”) the Companies and the Investors (the latter being the “Other Offerees” and any one of them an “Other Offeree”) the prior right to purchase, receive or acquire such securities (the “Offered Securities”) on the following basis:

(a)	Notice of Offer — Each Offer shall be made by written notice (the “Sale Notice”) to the Companies and the Other Offerees specifying:

(i)	the total number and class of the Offered Securities;

(ii)	the price at which the Shareholder is prepared to sell the Offered Securities;

(iii)	any other terms and conditions applicable to the offer not set out in this Section 7.3; and

(iv)	whether or not the Offeror has received a third party offer to purchase any of the Offered Securities (in which case the third party offer shall be attached to the notice);

(b)	Companies’ First Right - The Companies shall have the first right to accept the Offer and purchase all or a portion of the Offered Securities from the Offeror. The Companies shall have 14 days (the “Companies Acceptance Period”) after receipt of the Sale Notice within which to give to the Offeror written notice (the “Companies Notice”) that they accept the Offer and agree to purchase all or a portion of the Offered Securities (in a proportion agreed to by the Companies) and deliver a copy of the Companies Notice to each of the Other Offerees;

(c)	Shareholders’ Second Right — If upon the expiry of the Companies Acceptance Period the Companies have not delivered a Companies Notice or have delivered a Companies Notice which provides for the purchase of only a portion of the Offered Securities, then the Offeror shall immediately notify (the “Second Right Notice”) each of the Other Offerees in writing and the Other Offerees shall have the right to purchase the remaining Offered Securities on the following basis:

(i)	Pro Rata Portions — the Second Right Notice shall specify the number of Offered Securities remaining and state that each of the Other Offerees is entitled to purchase up to that number of the remaining Offered Securities determined by the following formula as to Equity Securities that are included as Offered Securities:

Number of such remaining Equity Securities which a particular Other Offeree may purchase	=	Number of Common Shares held by the Other Offeree on a Fully Converted Basis immediately prior to the Second Offer	x	Number of such remaining Equity Securities
Number of Common Shares held by all Other Offerees on a Fully Converted Basis immediately prior to the Second Offer

(ii)	Special Voting Stock — If applicable, each Other Offeree shall be required to purchase the corresponding number of shares of Special Voting Stock associated with any Equity Securities which it purchases pursuant hereto;

(iii)	Acceptance — each of the Other Offerees shall have 14 days after receipt of the Second Right Notice (the “Second Acceptance Period”) within which to give to the Offeror written notice that it accepts the Offer and specifying the number of Offered Securities up to the pro rata number determined above it wishes to purchase. The Other Offeree may also specify in such notice an additional number of the remaining Offered Securities (“Specified Additional Securities”) the Other Offeree is prepared to purchase if any of the Other Offerees fails to fully accept their offered portion of the Offered Securities. If all the Other Offerees notify the Offeror in writing that they accept or decline the Offer before the end of the Second Acceptance Period, then the Second Acceptance Period shall be deemed to have ended on the date the last such notice is received by the Offeror;

(iv)	Remaining Securities — in the event that some Other Offerees do not fully accept their offered portion of the Offered Securities within the Second Acceptance Period, the unaccepted remaining portion of the Offered Securities (the “Remaining Securities”) shall be divided, within three days of the end of the Second Acceptance Period, among such of the Other Offerees as have in their notice of acceptance of the Offer indicated a preparedness to purchase Specified Additional Securities (collectively the “Second Tier Offerees” and individually a “Second Tier Offeree”) as follows:

(A)	in such manner as may be agreed among the Second Tier Offerees;

(B)	failing such agreement, the Remaining Securities shall be divided pro rata among the Second Tier Offerees in accordance with their respective holdings of Common Shares on a Fully Converted Basis in successive rounds if necessary to fully divide such Remaining Securities, provided that no Second Tier Offeree shall be required to accept more than his Specified Additional Securities;

(the process provided for in this clause (iv) is referred to as the “Last Step”);

(d)	Closing — The closing of the purchase of the Offered Securities by the Companies and the Other Offerees hereunder shall take place at the principal office of the Canadian Company on the later of the closing date specified in the Offer and ten days after expiry of either the Companies Acceptance Period or the Second Acceptance Period, as applicable;

(e)	Sale to Third Party — If any of the Offered Securities remain unaccepted after completion of the Last Step, then the Offeror shall have the option to reject all acceptances given by the Companies and the Other Offerees hereunder and (subject to Section 7.4) Transfer all, but not less than all, of the Offered Securities to a third party provided that:

(i)	such Transfer is effected at a price which is not less than the price and on terms and conditions no more favourable (from a purchaser’s perspective) than those set forth in the Sale Notice hereunder;

(ii)	the Offeror shall not Transfer any of the Offered Securities to a third party who is a competitor of the Companies unless the Sale Notice originally delivered by the Offeror attached a detailed written offer from the competitor for the Offered Securities; and

(iii)	such Transfer is completed within a 90 day period following the Last Step (after which period has expired the Offeror must again comply with this Article 7 before Transferring any of his Equity Securities and corresponding Special Voting Stock to any Person).

(f)	Company Assistance — Each Company shall use reasonable commercial efforts to assist with the efficient operation and administration of the process provided for under this Section 7.3.

(g)	Mailed Notices — If a written notice is mailed by first class mail to the address for an Other Offeree shown on the applicable Company’s register of stockholders such notice will be deemed to have been received by the Other Offeree 3 days thereafter.

7.4 Piggyback Rights —If a Shareholder (other than an Investor as to its Series Preferred Stock, shares or stock exchangeable into such stock and any corresponding Special Voting Stock) or a trust, partnership or corporation Controlled by any such persons from time to time (any of whom is a “Key Person Seller”) becomes entitled and intends to Transfer Offered Securities to a third party pursuant to Section 7.3(e) (the “Piggy Back Sale”), then each Investor that did not exercise its rights under Section 7.3(c) (the “Other Holder(s)”) shall have the right (the “Piggyback Right”) to participate in any such Transfers on the following terms and conditions:

(a)	Intended Sale Notice — If the Key Person Seller intends to proceed with a Piggy Back Sale, the Key Person Seller shall immediately notify (the “Piggyback Sale Notice”) each Other Holder in writing specifying:

(i)	the name, address and telephone number of the third party (the “Third Party”) intended to purchase the Offered Securities;

(ii)	the purchase price the Third Party is to pay the Key Person Seller for each class of Equity Securities and any corresponding Special Voting Stock to be purchased (the “Specified Prices”) and the other terms and conditions of the intended sale;

(iii)	the number and class of Equity Securities and corresponding Special Voting Stock (if applicable) held by the Third Party and its Associates and Affiliates; and

(iv)	that each Other Holder has the Piggyback Right provided under this Section 7.4 in respect of the Piggyback Sale.

(b)	Securities which can be Piggybacked — Subject to the provisions of Section 7.7, each Other Holder shall be entitled to sell to the Third Party, in conjunction (if applicable) with the closing of the Third Party’s purchase of Equity Securities and (if applicable) corresponding Special Voting Stock from the Key Person Seller, a pro rata portion of its Equity Securities and any related Special Voting Stock (or such lesser number of Equity Securities and corresponding Special Voting Stock (if applicable) as each Other Holder may determine) determined by the following formula:

Number of such Equity Securities an Other Holder may sell	=	Number of Common Shares on a Fully Converted Basis to be sold to the Third Party by the Key Person Seller	x	Common Shares held by the Other Holder on a Fully Converted Basis
Total number of Common Shares on a Fully Converted Basis held by the Key Person Seller and all Other Holders exercising their Piggyback Rights pursuant to this Section 7.4

(c)	Special Voting Stock — If applicable, each Third Party shall be required to purchase the corresponding number of shares of Special Voting Stock associated with any Equity Securities which it purchases pursuant hereto;

(d)	Exercise Notice — Each Other Holder shall have 14 days after the receipt of the Piggyback Notice, to exercise its Piggyback Right by written notice to the Key Person Seller specifying the number and class of Equity Securities and corresponding Special Voting Stock (if applicable) which each Other Holder elects to sell to the Third Party hereunder.

(e)	Piggyback Sale to Third Party — If an Other Holder exercises the Piggyback Right, the Key Person Seller may not complete the Transfer of the Offered Securities to the Third Party unless the Third Party also purchases from the Other Holder all of the Equity Securities and, if applicable, corresponding Special Voting Stock (the “Piggyback Securities”) in respect of which the Piggyback Right was exercised at the same time and on the same terms and conditions (subject however to the pricing adjustments and rules set forth in (f) below).

(f)	Pricing of Securities — The price that the Third Party must pay to an Other Holder for its Piggyback Securities shall be further adjusted or derived in accordance with the following rules:

(i)	if the Specified Prices are for Common Shares only, the price per share for any preferred shares of the applicable Company in respect of which the Piggyback Right was exercised shall be computed as if such shares were fully converted into Common Shares in accordance with their terms and pursuant to the Exchange Rights;

(ii)	if the Specified Prices are for preferred shares of the applicable Company only, the price per share for any Common Shares in respect of which the Piggyback Right was exercised shall be computed on the basis of a reverse conversion of the Common Shares into preferred shares (if there is more than one conversion rate applicable to different series of preferred shares outstanding, the reverse conversion shall be computed on a pro rata basis based upon the ratio of the total number of Common Shares which the holders of each series of preferred shares may acquire to the total number of Common Shares which holders of all series of preferred shares may acquire); and

(iii)	if the Specified Prices do not include a price for a class of Equity Securities and corresponding Special Voting Stock (if applicable) which entitle the holder thereof to acquire another class of Equity Securities and corresponding Special Voting Stock (if applicable), such class of Equity Securities and corresponding Special Voting Stock (if applicable) shall be priced as if such securities were fully exercised, converted or exchanged (as the case may) into the other class of Equity Securities and corresponding Special Voting Stock (if applicable) (net of any amounts payable by the holder on such exercise, conversion or exchange).

If the Third Party will not purchase the Piggyback Securities from the Other Holders on the terms and conditions provided for herein, then the proposed Transfer of Offered Securities from the Key Person Seller to the Third Party shall not be made.

7.5 Recognition of Transfers — Except as otherwise required by law, neither Company shall recognize any Transfers of Shares made in violation of this Agreement.

7.6 Endorsement on Share Certificates — Any and all certificates representing Equity Securities and corresponding Special Voting Stock now or hereafter owned by Shareholders during the term of this Agreement (whether such Equity Securities are issued initially or following a Transfer or otherwise) shall have endorsed thereon in bold type the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS’ AGREEMENT DATED FOR REFERENCE THE 8th DAY OF JUNE, 2007, AS AMENDED AND/OR RESTATED FROM TIME TO TIME, AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF THE COMPANY EXCEPT IN ACCORDANCE AND COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN”

7.7 Waiver of Rights — Notwithstanding any other provision of this Article 7, any Investor may waive its rights with respect to any particular offer or right given under, or provision contained in, Article 7 by notice in writing to the relevant parties.

7.8 Shareholder Transfer of Agreement Rights —The Transfer of Equity Securities and corresponding Special Voting Stock (if applicable) by a Shareholder pursuant to the provisions of Article 7 may include the transfer of such Shareholders’ rights under this Agreement provided that the assignee first agrees in writing to be bound by this Agreement.

7.9 Investors’ Assignment of Rights — Subject to compliance with the Exchange Agreement, each Investor shall be entitled to assign its right to be offered and take up Equity Securities and corresponding Special Voting Stock (if applicable) under Sections 6.2 and 7.3 and/or its rights to Transfer Equity Securities under Section 7.4, in whole or in part, to any Person described in Section 7.2(d).

7.10 Repayment of Indebtedness — Any Shareholder proposing to Transfer Equity Securities and corresponding Special Voting Stock (if applicable) pursuant to the terms of this Agreement who at the time of the Transfer is indebted to the applicable Company in an amount recorded in the books of account of the applicable Company and verified by the auditors of the applicable Company, shall repay such amount to the applicable Company immediately prior to the completion of the Transfer and, if such Shareholder fails to repay such amount, the Person acquiring the Equity Securities and corresponding Special Voting Stock (if applicable) shall be entitled to repay all or any portion of the indebtedness and the purchase price of the Equity Securities and corresponding Special Voting Stock (if applicable) shall be reduced accordingly.

7.11 Recognition of Transfers — A purported Transfer in violation of this Agreement will not be valid and no related voting rights may be exercised and no purported exercise of any voting rights will be valid and no dividend or distribution will be paid or made.

ARTICLE 8 — PUBLIC OFFERING PROVISIONS

8.1 Prior Rights Terminated — The Shareholders agree and acknowledge that they are not entitled to any registration rights (or other similar rights) pursuant to the terms of this Agreement (or any predecessor agreement hereto) and that all registration rights granted to the individual Shareholders by the Companies, if any, shall be granted pursuant to that Amended and Restated Qualification and Registration Rights Agreement made as of March 19, 2013 by and among certain parties to this Agreement (the “Registration Rights Agreement”).

ARTICLE 9 — AMENDMENT AND TERMINATION

9.1 Amendments — This Agreement may only be amended by an instrument in writing duly executed by each of the Companies and Shareholders holding not less than 60% of the Common Shares that are subject to this Agreement on a Fully Converted Basis and any amendment so made shall be binding upon all of the parties to this Agreement; and provided that any amendment that uniquely and adversely affects the rights, restrictions and obligations of holders of a series or class of Shares (the “Affected Class”) or any individual or group of Shareholders shall require the approval of the holders of a majority of the Shares held by the holders included in the Affected Class or the approval of such individual or group of Shareholders, respectively. Notwithstanding the foregoing, an amendment which adversely affects rights, restrictions and obligations of any one particular Shareholder and not all Shareholders generally, will not be binding on the said Shareholder without such Shareholder’s agreement to the amendment. For greater certainty, (a) Section 3.1(a)(ii) and this clause (a) of this Section 9.1 cannot be amended without VW’s consent, (b) Section 3.1(a)(iii) and this clause (b) of this Section 9.1 cannot be amended without JJDC’s consent, (c) Section 3.1(a)(iv) and this clause (c) of this Section 9.1 cannot be amended without PVI’s consent and (d) Section 3.1(a)(v) and this clause (d) of this Section 9.1 cannot be amended without prior Investor Approval.

9.2	Termination Events — Except as provided in Section 9.3, this Agreement shall terminate:

(a)	if the Shareholders holding not less than 60% of the Common Shares that are subject to this Agreement on a Fully Converted Basis agree in writing to terminate this Agreement;

(b)	if each of the Companies is dissolved, liquidated or formally wound-up; or

(c)	upon a Qualified IPO.

9.3 Surviving Obligations — The termination of this Agreement shall not affect the right of any party to whom money is owed hereunder at the time of termination to receive that money according to the provisions hereof or affect any other rights or obligations which arose hereunder in respect of matters occurring prior to or concurrent with such termination.

ARTICLE 10 — GENERAL PROVISIONS

10.1 No Partnership — Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among or between the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other party.

10.2	Time of the Essence — Time shall be of the essence of this Agreement.

10.3 Further Acts — Each of the parties to this Agreement shall at the request of any other party, and at the expense of the Companies, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

10.4 Parties of Interest — This Agreement and the rights of each party hereunder shall enure to the benefit of and be binding upon the parties hereto, their permitted assigns and their personal representatives, administrators, heirs and successors.

10.5 Resignations — If a Shareholder ceases to be a Shareholder, and is not owed any money by the Companies, it shall cause its nominees to resign from the Board of the Companies (except if the nominee also represents a continuing Shareholder).

10.6 Share Reorganizations — The provisions of this Agreement relating to Equity Securities shall also apply, with the necessary changes, to the following:

(a)	any shares or securities into which such Equity Securities may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated;

(b)	any shares or securities that are received by the stockholders of the Companies as a stock dividend or distribution payable in Shares or securities of each of the Companies; and

(c)	any shares or securities of a Company or of any successor or continuing corporation to such Company that may be received by the stockholders of the Companies on a reorganization, amalgamation, consolidation or merger or otherwise.

10.7 Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Province of British Columbia, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.

10.8 Entire Agreement — This Agreement as amended and restated as of March 19, 2013 constitutes the entire agreement between the parties to this Agreement with respect to the subject matter hereof and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter of this Agreement. The parties hereto hereby terminate all other shareholders’ agreements between or among or between any of them which govern the voting, holding or sale of securities or the management of the affairs of the Companies including, without limitation, the Original Shareholders’ Agreement. The parties represent that they are not aware of any outstanding breaches of such other agreements now being terminated.

10.9 Notices — All notices, demands and payments under this Agreement must be in writing and may be delivered personally or by facsimile transmission to the party for whom it is intended, addressed as follows:

(a)	to the Companies, at Suite 430, 5600 Parkwood Way, Richmond, BC V6V 2M2;

(b)	VW, Advantage, BBI, JJDC, PVI and Augment at the addresses set forth in Schedule A as applicable;

(c)	to any of the Founders, care of the Companies at the address given above; and

(d)	for any other Person who becomes a party hereto who is not currently an Investor, at the address listed on any document pursuant to which such Person becomes party hereto;

or such other addresses as may from time to time be notified in writing by the parties. All notices shall be deemed to have been given and received on the next Business Day following the date of transmission or delivery, as the case may be.

10.10 Waiver — Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

10.11 Severability — The unlawfulness or invalidity or unenforceability of any provision in this Agreement or of any covenant herein contained on the part of any party shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and the parties hereby undertake to renegotiate in good faith, with a view to concluding arrangements as nearly as possible the same as those herein contained.

10.12 Assignment — Except as provided in Sections 7.8 and 7.9, no party shall be entitled to assign his rights under this Agreement to any Person without the prior written consent of the other parties; provided that such consent shall not be unreasonably withheld or delayed.

10.13 Independent Legal Advice — Each of the parties to this Agreement acknowledge and agree that McCarthy Tétrault LLP and Cooley LLP have acted as counsel only to the Companies, and that McCarthy Tétrault LLP and Cooley LLP are not protecting the rights and interests of any other party to this Agreement. The other parties to this Agreement acknowledge and agree that the Companies, McCarthy Tétrault LLP and Cooley LLP have given them the opportunity to seek, and have recommended that such parties obtain, independent legal advice with respect to the subject matter of this Agreement and the other transaction documents and, further, each of the other parties hereby represent and warrant to the Companies, McCarthy Tétrault LLP and Cooley LLP that such party has sought independent legal advice or waives such advice.

10.14	Counterparts

(a)	This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

(b)	The rights and obligations of the parties hereto are several, not joint and several.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AQUINOX PHARMACEUTICALS INC.		AQUINOX PHARMACEUTICALS (USA) INC.

Per:	/s/ David Main	Per:	/s/ David Main
	(Authorized Signatory)		(Authorized Signatory)

VENTURES WEST 8 LIMITED		B.C. ADVANTAGE FUNDS (VCC) LTD.
PARTNERSHIP, by its General Partner,
Ventures West 8 Management Ltd.

Per:	/s/ Illegible	Per:	/s/ Illegible
	(Authorized Signatory)		(Authorized Signatory)

Per:	/s/ Illegible
(Authorized Signatory)

14159, L.P.		667, L.P.
By:	Baker Bros. Advisors, LLC, management	By:	Baker Bros. Advisors, LLC, management
	company and investment adviser to 14159,		company and investment adviser to 667, L.P.,
	L.P., pursuant to authority granted to it by		pursuant to authority granted to it by Baker
	14159 Capital, L.P., general partner to 14159,		Biotech Capital, L.P., general partner to 667,
	L.P., and not as the general partner		L.P., and not as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing		Scott Lessing
	President		President

BAKER BROS. INVESTMENTS II, L.P.		BAKER BROTHERS LIFE SCIENCES, L.P.
By:	Baker Bros. Advisors, LLC, management	By:	Baker Bros. Advisors, LLC, management
	company and investment adviser to Baker		company and investment adviser to Baker
	Bros. Investments II, L.P., pursuant to		Brothers Life Sciences, L.P., pursuant to
	authority granted to it by Baker Bros. Capital,		authority granted to it by Baker Brothers Life
	L.P., general partner to Baker Bros.		Sciences Capital L.P., general partner to
	Investments II, L.P., and not as the general		Baker Brothers Life Sciences, L.P., and not
	partner		as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing		Scott Lessing
	President		President

JOHNSON & JOHNSON		PFIZER INC.
DEVELOPMENT CORPORATION

Per:	/s/ Asish K. Xavier	Per:	/s/ Barbara Dalton
	Asish K. Xavier		(Authorized Signatory)
Vice President, Venture Investments

AUGMENT INVESTMENTS LTD.

Per:	/s/ Egor Rulkov
Egor Rulkov
Attorney in fact by Power of Attorney

SIGNED AND DELIVERED by Raymond J. Andersen in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	RAYMOND J. ANDERSEN

SIGNED AND DELIVERED by Gerald Krystal in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GERALD KRYSTAL

SIGNED AND DELIVERED by Gerald Krystal and Jacqueline Lea Krystal as trustees of The Krystal Family Trust in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	GERALD KRYSTAL AND JACQUELINE LEA KRYSTAL AS TRUSTEES OF THE KRYSTAL FAMILY TRUST

SIGNED AND DELIVERED by Alice Low Fung Mui in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	ALICE LOW FUNG MUI

SIGNED AND DELIVERED by Christopher John Ong in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	CHRISTOPHER JOHN ONG

SIGNED AND DELIVERED by David Main in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	DAVID MAIN

SIGNED AND DELIVERED by Christopher John Ong as trustee of the CJ Ong Family Trust in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	CHRISTOPHER JOHN ONG AS TRUSTEE OF THE CJ ONG FAMILY TRUST

SCHEDULE A

LIST OF SHAREHOLDERS PARTY TO THIS AGREEMENT

Shareholder Name	Number & Class of Shares Held
Raymond J. Andersen	755,750 Common Exchangeable Shares 755,750 Canadian Special Voting Shares 755,750 shares of Common Special Voting Stock

Gerald Krystal	194,750 Common Exchangeable Shares 194,750 Canadian Special Voting Shares 194,750 shares of Common Special Voting Stock

Gerald Krystal and Jacqueline Lea Krystal as trustees of the Krystal Family Trust	562,500 Common Exchangeable Shares 562,500 Canadian Special Voting Shares 562,500 shares of Common Special Voting Stock

Alice Low Fung Mui	813,750 Common Exchangeable Shares 813,750 Canadian Special Voting Shares 813,750 shares of Common Special Voting Stock

Christopher John Ong	506,338 Common Exchangeable Shares 506,338 Canadian Special Voting Shares 506,338 shares of Common Special Voting Stock

Christopher John Ong as trustee of the CJ Ong Family Trust	300,688 Common Exchangeable Shares 300,688 Canadian Special Voting Shares 300,688 shares of Common Special Voting Stock

David Main	1,555,000 Common Exchangeable Shares 1,555,000 Canadian Special Voting Shares 1,555,000 shares of Common Special Voting Stock

Johnson & Johnson Development Corporation

4,909,090 shares of Series A-1 Preferred Stock

3,272,727 shares of Series A-2 Preferred Stock

5,642,590 shares of Series B-1 Preferred Stock

5,616,622 shares of Series B-2 Preferred Stock

7,287,227 shares of Series C Preferred Stock

26,728,256 Canadian Special Voting Shares

Shareholder Name	Number & Class of Shares Held
Baker Bros. Investments II, L.P.

5,454 shares of Series A-1 Preferred Stock

3,636 shares of Series A-2 Preferred Stock

6,269 shares of Series B-1 Preferred Stock

6,239 shares of Series B-2 Preferred Stock

7,273 shares of Series C Preferred Stock

28,871 Canadian Special Voting Shares

667, L.P.

730,909 shares of Series A-1 Preferred Stock

487,272 shares of Series A-2 Preferred Stock

840,119 shares of Series B-1 Preferred Stock

836,251 shares of Series B-2 Preferred Stock

974,544 shares of Series C Preferred Stock

3,869,095 Canadian Special Voting Shares

14159, L.P.

62,727 shares of Series A-1 Preferred Stock

41,818 shares of Series A-2 Preferred Stock

72,099 shares of Series B-1 Preferred Stock

71,767 shares of Series B-2 Preferred Stock

83,636 shares of Series C Preferred Stock

332,047 Canadian Special Voting Shares

Baker Brothers Life Sciences, L.P.

1,928,181 shares of Series A-1 Preferred Stock

1,285,454 shares of Series A-2 Preferred Stock

2,216,284 shares of Series B-1 Preferred Stock

2,206,086 shares of Series B-2 Preferred Stock

2,570,904 shares of Series C Preferred Stock

10,206,909 Canadian Special Voting Shares

Ventures West 8 Limited Partnership

70,000 Common Exchangeable Shares

5,454,545 Series A-1 Exchangeable Shares

3,636,363 Series A-2 Exchangeable Shares

6,269,545 Series B-1 Exchangeable Shares

6,240,691 Series B-2 Exchangeable Shares

7,272,701 Class C Exchangeable Shares

28,943,845 Canadian Special Voting Shares

5,454,545 shares of Series A-1 Special Voting Stock

3,636,363 shares of Series A-2 Special Voting Stock

6,269,545 shares of Series B-1 Special Voting Stock

6,240,691 shares of Series B-2 Special Voting Stock

7,272,701 shares of Series C Special Voting Stock

70,000 shares of Common Special Voting Stock

Shareholder Name	Number & Class of Shares Held
B.C. Advantage Funds (VCC) Ltd.

3,667,777 Series A-1 Exchangeable Shares

1,818,181 Series A-2 Exchangeable Shares

1,880,863 Series B-1 Exchangeable Shares

846,409 Series B-2 Exchangeable Shares

8,213,230 Canadian Special Voting Shares

3,667,777 shares of Series A-1 Special Voting Stock

1,818,181 shares of Series A-2 Special Voting Stock

1,880,863 shares of Series B-1 Special Voting Stock

846,409 shares of Series B-2 Special Voting Stock

Pfizer Inc.	6,420,879 shares of Series B-1 Preferred Stock 6,281,822 shares of Series B-2 Preferred Stock 5,440,023 shares of Series C Preferred Stock 18,142,724 Canadian Special Voting Shares

Augment Investments Ltd.	9,090,893 shares of Series C Preferred Stock 9,090,893 Canadian Special Voting Shares

Total Shares held by the Shareholders (as of the date hereof)

Total Common Exchangeable Shares	4,758,776
Total Series A-1 Exchangeable Shares	9,122,322
Total Series A-2 Exchangeable Shares	5,454,544
Total Series B-1 Exchangeable Shares	8,150,408
Total Series B-2 Exchangeable Shares	7,087,100
Total Class C Exchangeable Shares	7,272,701
Total Canadian Special Voting Shares	110,244,646
Total Series A-1 Preferred Stock	7,636,361
Total Series A-2 Preferred Stock	5,090,917
Total Series B-1 Preferred Stock	15,198,240
Total Series B-2 Preferred Stock	15,018,787
Total Series C Preferred Stock	25,454,500
Total Series A-1 Special Voting Stock	9,122,322
Total Series A-2 Special Voting Stock	5,454,544
Total Series B-1 Special Voting Stock	8,150,408
Total Series B-2 Special Voting Stock	7,087,100
Total Series C Special Voting Stock	7,272,701
Total Common Special Voting Stock	4,758,776

Shareholder Addresses

The addresses of those Shareholders not otherwise specified in the Agreement are set out in the table below:

Shareholder Name	Address
Johnson & Johnson Development Corporation	410 George Street, New Brunswick, NJ 08901

Baker Bros. Investments II, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021

667, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021

14159, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021

Baker Brothers Life Sciences, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021

Ventures West 8 Limited Partnership	Suite 2500, 1066 West Hastings Street, Vancouver BC V6E 3X1, Fax: 604-687-2145

B.C. Advantage Funds (VCC) Ltd.	Suite 1280, 885 W. Georgia St., Vancouver BC, V6C 3E8, Fax: (604) 688-6166

Pfizer Inc.	253 East 42nd Street, New York, NY 10017, Attn: Elaine V. Jones

Augment Investments Ltd.	15 Dimokritou, PANARETOS ELIANA COMPLEX, office/flat 104, 4041 Potamos Germasogeias, Limassol, Cyprus

SCHEDULE B

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is made on                                 , 20¿

BETWEEN:

•, of (the “Corporation”)

AND:	(the “Signor”)

WHEREAS:

A.	The Signor may come into possession of certain confidential information of the Corporation which is not otherwise known or available to the public; and

B.	The Corporation has requested the Signor to provide the Corporation with the confidentiality and non-disclosure covenants set forth in this Agreement;

NOW THEREFORE this Agreement witnesses that in consideration of the Company disclosing Confidential Information (as defined below) to the Signor and of the premises, covenants and agreements contained in this Agreement, the parties agree as follows:

1.	The Signor agrees that all knowledge and information not already in the public domain or known to the Signor independently of the Corporation which the Signor may acquire from the Corporation or through attendance at a Corporation Board or Shareholders’ meeting or through a visit to the Corporation’s premises respecting the business, work, inventions, designs, methods, improvements, trade secrets, know-how and all other confidential or proprietary matters of the Corporation (hereinafter referred to as the “Confidential Information”) shall for all purposes be regarded by the Signor as strictly confidential.

2.	The Signor agrees to use its best efforts to keep all Confidential Information in strict confidence and not to reveal, or induce or permit others to reveal, any of the Confidential Information to any person, firm, corporation, partnership, entity or other party, for any use whatsoever (except if the Signor is a representative of an investor in the Corporation (an “Investor”), those of the Signor’s or the Investor’s employees, directors, officers, advisors, counsel or agents with a definable need to know in connection with the Signor’s observer rights and who are subject to confidentiality obligations in respect of such Confidential Information that are at least as restrictive as the terms hereof). The Signor further agrees that it shall only use the Confidential Information for the purposes for which it was disclosed to the Signor.

3.	The Corporation may exclude the Signor from access to any Confidential Information or meeting or portion thereof if the Corporation believes upon advice of counsel to the Corporation that such exclusion is reasonably necessary to preserve attorney-client privilege.

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4.	Nothing contained in this Agreement shall prevent the Signor from using or disclosing any portion of the Confidential Information which:

(a)	was in-the possession of the Signor prior to its receipt thereof from the Corporation;

(b)	was or does come into the public domain other than as a result of a breach of this Agreement;

(c)	is required to be disclosed by law or by any governmental or regulatory authority having jurisdiction provided that prior to disclosing any Confidential Information pursuant to this paragraph (c) the Signor delivers notice of such requirement to the Corporation at the address set out above in a timely manner, so that the Corporation has the opportunity to contest the potential disclosure; or

(d)	is disclosed with the prior written permission of the Corporation.

5.	Upon the Signor ceasing to have a relationship with the Corporation then the Signor shall, at the request of the Corporation, return or destroy all copies of Confidential Information in the possession of the Signor.

6.	This Agreement shall be governed and construed in accordance with the laws in force in the Province of British Columbia. The courts of British Columbia shall have non-exclusive jurisdiction to hear any matters arising in connection with this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.

(Signature of Corporation Representative) Print Name:	(Signature of Signor or Representative) Print Name:

B-2

SCHEDULE C

INDEMNITY AGREEMENTS

C-1